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                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
ICOS Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-48401, 33-80680, 33-64762 and 333-08485) on Form S-8 of ICOS Corporation of
our report dated January 15, 1999, relating to the consolidated balance sheets of ICOS Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of ICOS Corporation.

/S/ KPMG LLP

Seattle, Washington
March 29, 1999

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